Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK,

PAR VALUE $0.0001 PER SHARE,

OF

BIOSCRIP, INC.

BioScrip, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation’s Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Certificate of Designations”), which was filed with the Secretary of State of the State of Delaware on March 9, 2015, is hereby amended to add the following new Section 18 thereto:

18	Redemption; Conversion.

(a) Redemption and Conversion at the Option of the Corporation Following Merger. Notwithstanding anything to the contrary set forth herein, immediately following the effectiveness of both the mergers (the “Mergers”) pursuant to and in accordance with the Agreement and Plan of Merger (as amended or modified, the “Merger Agreement”), dated March 14, 2019, by and among the Corporation, Beta Sub, Inc., a Delaware corporation, Beta Sub, LLC, a Delaware limited liability company, HC Group Holdings I, LLC, a Delaware limited liability company, and HC Group Holdings II, Inc., a Delaware corporation (as amended from time to time), a copy of which shall be maintained by the Secretary of the Corporation and provided to any stockholder of the Corporation without charge upon request (the date of the effectiveness of the Mergers, the “Redemption Date”), without any further action on the part of the Corporation or any stockholder thereof, (i) (A) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by the Corporation on March 9, 2015 then issued and outstanding shall automatically be converted into 2.5226 shares of Common Stock and (B) four one-hundredths (4/100) of each share of Series A Preferred Stock issued by the Corporation on July 29, 2015 then issued and outstanding shall automatically be converted into 2.4138 shares of Common Stock and (ii) the remaining portion of all Series A Preferred Stock (constituting ninety-six one-hundredths (96/100) of each share of Series A Preferred Stock subject to conversion pursuant to the immediately preceding clause (i)) shall be redeemed, to the extent of funds lawfully available therefor, for an amount in cash equal to 120% of the Liquidation Preference of such share of Series A Preferred Stock as of the Redemption Date (the “Redemption Price”), in each case in accordance with the terms and conditions set forth in this Section 18. In the event the Redemption Date occurs on a date during a Regular Dividend Period, the Liquidation Preference per share of Series A Preferred Stock shall include Accrued Dividends (in addition to all prior Accrued Dividends) calculated in accordance with Section 3(a)(ii) for such partial period through the Redemption Date. For purposes of the conversion and redemption set forth in this Section 18, each share of Series A Preferred Stock held by each holder thereof shall be aggregated with all other shares of Series A Preferred Stock held by such holder. The Corporation shall not be required to issue any fractional shares of Common Stock resulting from the conversion of a holder’s shares of Series A Preferred Stock as provided hereby, and, in lieu of issuing any such fractional share of Common Stock, the Corporation may pay to the holder thereof cash in amount equal to the fair value (which shall be the last reported sale price of a share of Common Stock on the exchange on which the shares of Common Stock are trading on the most recent day of trading prior to the Redemption Date) of the factional share of Common Stock otherwise issuable to such holder.

(b) Notice of Redemption and Conversion Following Merger. As promptly as practicable following the effective time of the Mergers, the Corporation shall give notice (or cause notice to be given) to each holder of Series A Preferred Stock of the conversion and redemption on the Redemption Date of such holder’s shares of Series A Preferred Stock, which notice may include a letter of transmittal in such form as the Corporation determines appropriate for the surrender of the certificate(s) representing the shares of Series A Preferred Stock converted and redeemed pursuant to this Section 18 in exchange for the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted, and payment of the cash, if any, representing the fair value of any fractional share of Common Stock otherwise issuable to a holder following any such conversion and the aggregate Redemption Price for the shares of Series A Preferred Stock so redeemed. Such notice shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock at their respective last addresses appearing on the books of the Corporation. Any notice mailed as provided in this Section 18(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock subject to conversion and redemption as provided in Section 18(a) hereof shall not affect the validity or effectiveness of the conversion or redemption of such holder’s shares of Series A Preferred Stock or of any other shares of Series A Preferred Stock so converted and redeemed. Each notice of redemption and conversion given to a holder shall state the place or places where certificates representing shares of Series A Preferred Stock converted and redeemed pursuant to Section 18(a) hereof are to be surrendered in exchange for (x) a certificate representing the aggregate number of whole shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted pursuant to Section 18(a) hereof and (y) payment of cash in an amount equal to the sum of (1) the aggregate Redemption Price for such shares of Series A Preferred Stock plus (2) the fair value of any fractional shares of Common Stock otherwise issuable to such holder as a result of the conversion of such holder’s shares of Series A Preferred Stock into Common Stock. If the certificate(s) representing any shares of Series A Preferred Stock are alleged to have been lost, stolen or destroyed, the holder thereof shall surrender, in lieu of such certificate(s), an affidavit that such certificate(s) have been lost, stolen or destroyed and an indemnity or bond in an amount the Corporation determines to be sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate(s) or the issuance of any new certificate representing the shares of Common Stock into which such shares shall have been converted.

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(c) Effectiveness of Redemption and Conversion. Notwithstanding that any certificate(s) representing shares of Series A Preferred Stock converted and redeemed pursuant to Section 18(a) hereof shall not have not been surrendered for cancellation and exchange, (i) from and after the effectiveness of the conversion of a holder’s shares of Series A Preferred Stock on the Redemption Date, all shares of Series A Preferred Stock held by such holder and so converted shall cease to be outstanding (and shall cease to accrue dividends) and shall be cancelled and retired, and the holder of such shares shall have no further rights with respect to such shares, other than the right to receive the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted pursuant to Section 18(a) hereof (and payment of cash in an amount equal to the fair value of fractional shares of Common Stock otherwise issuable to such holder upon such conversion), upon compliance with the terms and conditions of this Section 18, and (ii) from and after the redemption of a holder’s shares of Series A Preferred Stock on the Redemption Date, upon the earlier of such time as the Corporation shall have paid or set apart for payment the Redemption Price for such shares, all shares of Series A Preferred Stock held by such holder and so redeemed shall cease to be outstanding (and shall cease to accrue dividends) and shall be cancelled and retired, and the holder of such shares shall have no further rights with respect to such shares, other than the right to receive the Redemption Price thereof, without interest, upon compliance with the terms and conditions of this Section 18. At the time of the conversion and redemption provide by Section 18(a), until surrendered as provided herein, any certificate representing shares of Series A Preferred Stock shall be deemed to represent only the shares of Common Stock into which such shares of Series A Preferred Stock shall have been converted and the right to receive payment of the fair value of any fractional share of Common Stock otherwise issuable upon any such conversion and of the aggregate Redemption Price for such shares of Series A Preferred Stock so redeemed.

(c) Matters Regarding the Merger Agreement. In the event of a conflict between this Section 18 and any other section of this Series A Certificate of Designations, this Section 18 shall prevail. Notwithstanding anything to the contrary in this Series A Certificate of Designations, the transactions contemplated by the Merger Agreement shall not constitute a Change of Control, a Liquidation Event or a Deemed Liquidation Event for purposes hereof and shall be permitted without any right, consent, notice, entitlement or other procedural requirement arising out of the transactions contemplated by the Merger Agreement, except as set forth in this Section 18.

SECOND: The foregoing amendment was duly adopted by (i) the board of directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and (ii) the affirmative vote of holders representing not less than (a) a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon and (b) a majority of the outstanding shares of Series A Convertible Preferred Stock, in each case, in accordance with Section 242 of the General Corporation Law of the State of Delaware and the Series A Certificate of Designations.

[Signature page follows]

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IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Designations has been executed by a duly authorized officer of the Corporation as of this 6th day of August, 2019.

BIOSCRIP, INC.

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President